                                                                     EXHIBIT 4.5





                               APACHE CORPORATION

                      PILOT EXECUTIVE RESTRICTED STOCK PLAN

                Dated July 17, 2002, effective as of May 2, 2002









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                                TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
Section 1 - Introduction.................................................................................1

         1.1      Establishment..........................................................................1
         1.2      Purposes...............................................................................1

Section 2 - Definitions..................................................................................1

         2.1      Definitions............................................................................1
         2.2      Headings; Gender and Number............................................................2

Section 3 - Plan Administration..........................................................................3

Section 4 - Stock Subject to the Plan....................................................................3

         4.1      Number of Shares.......................................................................3
         4.2      Other Shares of Stock..................................................................4
         4.3      Certain Adjustments....................................................................4

Section 5 - Reorganization or Liquidation................................................................4

Section 6 - Grant of Plan Units..........................................................................5

         6.1      Grants.................................................................................5
         6.2      Grant Agreements.......................................................................5

                  6.2.1    Grant Terms...................................................................5
                  6.2.2  Deferral of Vested Units........................................................5

         6.3      Termination of Employment, Death, Disability, etc......................................6
         6.4      Tax Withholding........................................................................7
         6.5      Stockholder Privileges.................................................................7

Section 7 - Change of Control............................................................................7

         7.1      General ...............................................................................7
         7.2      Limitation on Payments.................................................................7
         7.3      Definition.............................................................................8



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
Section 8 - Rights of Employees, Participants............................................................8

         8.1      Employment.............................................................................8
         8.2      Non-transferability....................................................................8

Section 9 - Other Employee Benefits......................................................................9

Section 10 - Plan Amendment, Modification and Termination................................................9

Section 11 - Requirements of Law.........................................................................9

         11.1     Requirements of Law....................................................................9
         11.2     Section 16 Requirements...............................................................10
         11.3     Governing Law.........................................................................10

Section 12 - Duration of the Plan.......................................................................10



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                               APACHE CORPORATION
                      PILOT EXECUTIVE RESTRICTED STOCK PLAN


                                    SECTION 1

                                  INTRODUCTION

1.1 Establishment. Apache Corporation, a Delaware corporation (hereinafter referred to, together with its Affiliated Corporations (as defined below) as the "Company" except where the context otherwise requires), hereby establishes the Apache Corporation Pilot Executive Restricted Stock Plan (the "Plan"), effective as of May 2, 2002.

1.2 Purposes. The primary purpose of the Plan is to focus the energies of the Company's executive and regional officers on significantly increasing shareholder wealth by increasing such officers' ownership of the Company's equity. Additional purposes of the Plan include the retention of existing key employees and as an additional inducement in the recruitment of talented personnel in a competitive environment.

                                    SECTION 2

                                   DEFINITIONS

2.1 Definitions. The following terms shall have the meanings set forth below:

         "Affiliated Corporation" means any corporation or other entity (including but not limited to a partnership) which is affiliated with Apache Corporation through stock ownership or otherwise and is treated as a common employer under the provisions of Sections 414(b) and (c) or any successor section(s) of the Internal Revenue Code.

         "Board" means the Board of Directors of the Company.

         "Committee" means the Stock Option Plan Committee of the Board or such other committee of the Board that is empowered hereunder to administer the Plan. The Committee shall be constituted at all times so as to permit the Plan to be administered by "non-employee directors" (as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended).

         "Deferred Delivery Plan" means the Company's Deferred Delivery Plan, as it has been or may be amended from time to time, or any successor plan.

         "Deferred Restricted Units" means investment units under the Deferred Delivery Plan, each of which is deemed to be equivalent to one share of Stock.

         "Eligible Employees" means executive and regional officers of the Company.

         "Fair Market Value" means the closing price of the Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System ("Composite Tape") for a particular date. If there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.

         "Grant" has the meaning set forth in Section 6 hereof.

         "Grant Agreement" has the meaning set forth in Section 6 hereof.

         "Grant Date" means for any Grant the date specified in the applicable resolutions of the Committee

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

         "Participant" means an Eligible Employee designated by the Committee from time to time during the term of the Plan to receive one or more Grants of Plan Units under the Plan.

         "Plan Units" means investment units, each of which is deemed to be equivalent to one share of Stock, convertible into a Deferred Stock Unit or a share of Stock, as applicable, upon the vesting of a Grant.

         "Stock" means the $1.25 par value Common Stock of the Company.

2.2 Headings; Gender and Number. The headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

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                                    SECTION 3

                               PLAN ADMINISTRATION

The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, adopt rules and regulations for carrying out the purposes of the Plan, including, without limitation, selecting the Participants from among the Eligible Employees appointing designees or agents (who need not be members of the Committee or employees of the Company) to assist the Committee with the administration of the Plan, and establish such other terms and requirements as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any Grant Agreement entered into hereunder, in the manner and to the extent it shall deem expedient and the Committee shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

                                    SECTION 4

                            STOCK SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to Sections 4.3 and Section 6.1 hereof, up to two hundred thousand (200,000) shares of Stock are authorized for issuance under the Plan upon conversion of any Plan Units in accordance with the Plan's terms and subject to such restrictions or other provisions as the Committee may from time to time deem necessary. Shares of Stock which may be issued pursuant to the conversion of any Plan Units or related Deferred Restricted Units awarded hereunder shall be applied to reduce the maximum number of shares of Stock remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Plan Units or related Deferred Restricted Units are outstanding retain as authorized and unissued Stock and/or Stock in the Company's treasury, at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

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4.2 Other Shares of Stock. Any shares of Stock that are subject to issuance upon conversion of a Plan Unit or related Deferred Restricted Unit which expires, is forfeited, is cancelled, or for any reason is terminated, and any shares of Stock that for any other reason are not issued to a Participant or are forfeited shall automatically become available for use under the Plan.

4.3 Certain Adjustments. If the Company shall at any time increase or decrease the number of its outstanding shares of Stock (other than by way of issuing Stock in a public or private offering for cash or property) or change in any way the rights and privileges of such shares by means of a dividend or any other distribution upon such shares payable in Stock, or through a split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock or a subscription for shares of Stock that has the effect of diluting the Company's capital (hereinafter a "capital restructuring"), then for purposes of determining the entitlement to payments under Section 6, the number of shares of Stock authorized for issuance under this Section 4, shall be equitably and proportionally adjusted to take into account any capital restructuring. Any adjustment under this Section shall be made by the Committee, whose determination with regard thereto, including whether any adjustment is needed, shall be final and binding upon all parties.

                                    SECTION 5

                          REORGANIZATION OR LIQUIDATION

In the event that the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or if all or substantially all of the assets or more than 20 percent of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person, or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, and if the provisions of Section 7 hereof do not apply, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall, as to the Plan and outstanding Plan Units either (i) make appropriate provision for the adoption and continuation of the Plan by the acquiring or successor corporation and for the protection of any holders of such outstanding Plan Units by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable with respect to the Stock, provided that no additional benefits shall be conferred upon the Participants holding such Plan Units as a result of such substitution, or (ii) provide that all Plan Units shall become immediately vested and convertible into shares of Stock.

                                    SECTION 6

                               GRANT OF PLAN UNITS

6.1 Grants. From time to time each Participant may be awarded one or more grants (each, a "Grant") of Plan Units under this Plan by the Committee. Each Grant shall be composed of a number of Plan Units as may be determined by the Committee in its sole discretion. Each Grant awarded by the Committee shall be evidenced by a written agreement entered into by the Company and the Participant to whom the Grant is awarded (the "Grant Agreement"), which shall contain the terms and conditions set out in this Section 6 (which may be modified in any manner as the Committee shall determine in its sole discretion), as well as such other terms and conditions as the Committee may consider appropriate.

6.2 Grant Agreements. Each Grant Agreement entered into by the Company and each Participant shall contain at least the following terms and conditions. In the event of any inconsistency between the provisions of the Plan and any Grant Agreement, the provisions of the Plan shall govern.

         6.2.1 Grant Terms. Each Grant Agreement shall evidence the Grant of Plan Units and conditionally entitle the Participant to receive the indicated Plan Units which shall vest, subject to Section 6.2.2 below, based on the following schedule:

                First Anniversary of the Grant Date         25%
                Second Anniversary of the Grant Date        25%
                Third Anniversary of the Grant Date         25%
                Fourth Anniversary of the Grant Date        25%

         6.2.2 Deferral of Vested Units. Upon vesting in accordance with Section
6.2.1 above, such Plan Units shall automatically convert into Deferred Restricted Units and be deferred into the Deferred Delivery Plan. The Participant shall have the right to make any elections with respect to such Deferred Restricted Units as are permitted pursuant to the terms of the Deferred Delivery Plan (including elections as to distributions from the Deferred Delivery Plan); provided, however, that the initial deferral period for the Deferred Restricted Units into which Plan Units convert shall be five (5) years. A Participant shall also have the right with respect to any Deferred Restricted Units into which Plan Units have converted to elect to (a) defer such Deferred Restricted Units for one additional period of five (5) years or until the Participant's termination of employment with the Company or (b) to receive distributions pursuant to the Deferred Delivery Plan, provided, however, that such election must be made at least one year prior to the



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termination of any initial deferral period for such Deferred Restricted Units.
All deferral periods, including the initial five (5) year deferral period, shall terminate on the termination of the Participants employment with the Company regardless of the length of time provided for such deferral period.

6.3 Termination of Employment, Death, Disability, etc. Except as set forth below, each Grant Agreement shall state that each Grant, the Plan Units received thereunder and the right to receive any shares of Stock or Deferred Restricted Units, thereunder upon vesting of the Plan Units shall be subject to the condition that the Participant has remained an Eligible Employee from the initial award of a Grant until the applicable vesting date as follows:

         (a) If the employment of the Participant is terminated by the Company for cause, all Plan Units, vested and unvested, and any Deferred Restricted Units into which vested Plan Units have been converted shall thereafter be void and forfeited for all purposes.

         (b) If the Participant voluntarily leaves the employment of the Company, or if the employment of the Participant is terminated by the Company other than for cause, the Participant shall be entitled to receive the shares of Stock issueable or Deferred Restricted Units credited to the Participant's account in the Deferred Delivery Plan on account of vested Plan Units in accordance with Section 5 or 6.2.2. Such Participant shall not be entitled to any shares of Stock issueable or Deferred Restricted Units credited on account of Plan Units that were not vested prior to the effective date of such Participant's leaving the employment of the Company. If the Participant dies before receiving all of the Stock or Deferred Restricted Units to which he or she is entitled under this Section 6.3(b), such Stock or Deferred Restricted Units shall be issued to those entitled under the Participant's will or by the laws of descent and distribution.

         (c) If the Participant becomes disabled (as determined pursuant to the Company's Long-Term Disability Plan or any successor plan), while still employed by the Company, the Participant shall be entitled to receive the shares of Stock issueable or Deferred Restricted Units credited to the Participant's account in the Deferred Delivery Plan on account of vested Plan Units in accordance with
Section 5 or 6.2.2. Such Participant shall not be entitled to any shares of Stock issueable or Deferred Restricted Units credited on account of Plan Units that were not vested prior to the date such Participant's became disabled. If the Participant dies before receiving all of the Stock or Deferred Restricted Units to which he or she is entitled under this Section 6.3(c), such Stock or Deferred Restricted Units shall be issued to those entitled under the Participant's will or by the laws of descent and distribution.



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

         (d) If a Participant dies while still employed by the Company, all unvested Plan Units shall automatically vest and convert into the right to receive Stock, without conversion into Deferred Restricted Units and deferral into the Deferred Delivery Plan, and the shares of Stock or Deferred Restricted Units issueable for vested Plan Units (including those vested pursuant to this Section 6.3(d)) will be issued in accordance with Section 5 or 6.2.2 and shall be made to those entitled under the Participant's will or by the laws of descent and distribution.

6.4 Tax Withholding. Each Grant Agreement shall provide that, upon issuance of shares of Stock upon conversion of any Plan Units or related Deferred Restricted Units, the Participant shall make appropriate arrangements with the Company to provide for the amount of minimum tax withholding required by Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state and local income and other tax laws.

6.5 Stockholder Privileges. No Participant shall have any rights as a stockholder with respect to any shares of Stock into which a Plan Unit is convertible until the Participant becomes the holder of record of such Stock.

                                    SECTION 7

                                CHANGE OF CONTROL

7.1 In General. In the event of a change in control of the Company, as defined in Section 7.3 hereof, all unvested Plan Units shall automatically vest and convert into the right to receive Stock (issueable in one lump sum immediately after such conversion), without conversion into Deferred Restricted Units and deferral into the Deferred Delivery Plan, without further action by the Committee or the Board.

7.2 Limitation on Payments. If the provisions of this Section 7 would result in the receipt by any Participant of a payment within the meaning of Section 280G or any successor section(s) of the Internal Revenue Code, and the regulations promulgated thereunder, and if the receipt of such payment by any Participant would, in the opinion of independent tax counsel of recognized standing selected by the Company, result in the payment by such Participant of any excise tax provided for in Sections 280G and 4999 or any successor section(s) of the Internal Revenue Code, then the amount of such payment shall be reduced to the extent required, in the opinion of independent tax counsel, to prevent the imposition of such excise tax; provided, however, that the Committee, in its sole discretion, may authorize the payment of all or any portion of the amount of such reduction to the Participant.



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

7.3 Definition. For purposes of the Plan, a "change of control" shall mean any of the events specified in the Company's Income Continuance Plan or any successor plan which constitute a change of control within the meaning of such plan.

                                    SECTION 8

                        RIGHTS OF EMPLOYEES, PARTICIPANTS

8.1 Employment. Neither anything contained in the Plan or any Grant Agreement nor the granting of any Plan Units under the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or any Affiliated Corporation, or interfere in any way with the right of the Company or any Affiliated Corporation, at any time to terminate such employment or to increase or decrease the level of the Participant's compensation from the level in existence at the time of the award of Plan Units.

8.2 Non-transferability. No right or interest of any Participant in a Plan Unit granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant's death, a Participant's rights and interests in any Plan Unit shall, to the extent provided in Section 6.3 hereof, be transferable by testamentary will or the laws of descent and distribution, and payment of any entitlements due under the Plan shall be made to the Participant's legal representatives, heirs or legatees. If, in the opinion of the Committee, a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.



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

                                    SECTION 9

                             OTHER EMPLOYEE BENEFITS

The amount of any income deemed to be received by a Participant as a result of the payment upon conversion of a Plan Unit shall not constitute "earnings" or "compensation" with respect to which any other employee benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

                                   SECTION 10

                  PLAN AMENDMENT, MODIFICATION AND TERMINATION

The Committee or the Board may at any time terminate and, from time to time, may amend or modify the Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect any Plan Unit theretofore awarded under the Plan, without the consent of the Participant holding such Plan Unit.

The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the provisions of the laws (including, but not limited to, tax laws and regulations) of countries other than the United States in which the Company may operate, so as to assure the viability of the benefits of the Plan to Participants employed in such countries.

                                   SECTION 11

                               REQUIREMENTS OF LAW

11.1 Requirements of Law. The issuance of shares of Stock pursuant to the Plan shall be subject to all applicable laws, rules and regulations, including applicable federal and state securities laws. The Company may require a Participant, as a condition of receiving payment upon conversion of a Plan Unit, to give written assurances in substance and form satisfactory to the Company and its counsel to such effect as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.



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11.2 Section 16 Requirements. If a Participant is an officer or director of the
Company within the meaning of Section 16, Grants awarded hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule(s) promulgated under the Securities Exchange Act of 1934, as amended, to qualify the Plan Units for any exemption from the provisions of Section 16 available under such Rule. Such conditions are hereby incorporated herein by reference and shall be set forth in the agreement with the Participant, which describes the Grant.

11.3 Governing Law. The Plan and all Grant Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Texas.

                                   SECTION 12

                              DURATION OF THE PLAN

The Plan shall terminate at such time as may be determined by the Committee, and no Plan Units shall be awarded after such termination. If not sooner terminated under the preceding sentence, the Plan shall fully cease and expire at midnight on May 1, 2012. Plan Units which remain outstanding at the time of the Plan termination shall continue in accordance with the Grant Agreement pertaining to such Plan Units.

Dated: July 17, 2002

                                                APACHE CORPORATION

ATTEST:

/s/ Cheri L. Peper                          By: /s/ Jeffrey M. Bender
-------------------------------                 -------------------------------
Cheri L. Peper                                  Jeffrey M. Bender
Corporate Secretary                             Vice President



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